CERTIFICATE OF INCORPORATION

                                       OF

                        AMERICAN INTERACTIVE MEDIA, INC.

     THE UNDERSIGNED, in order to form a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

     FIRST. The name of the Corporation is:

                        American Interactive Media, Inc.

     SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19805, and the name of the registered agent thereat is Corporation Service Company.

     THIRD. The nature of the business of the Corporation and the purpose to be conducted or promoted by it are:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is fifty million one hundred thousand (50,100,000) shares of which fifty million (50,000,000) are shares of common stock having a par value of $0.001 per share; and one hundred thousand (100,000) are shares of preferred stock having a par value of $1.00 per share and are to be issued in such series and with such designations, preferences and relative, participating, voting, optional or other special rights, and qualifications, limitations or restrictions thereof, as determined by the Corporation's board of directors in the resolution or resolutions providing for the issue of any such stock adopted by the board of directors pursuant to the authority expressly vested in it by the provision hereof.

     FIFTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders, as the case maybe, it is further provided that:

          (a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. The number of directors of the Corporation shall be such as from time to time may be fixed by, or in the manner provided in, the By-laws, but in no case shall the number be less than the minimum number authorized by the laws of the State of Delaware. Directors need not be stockholders.

          (b) The board of directors may from time to time make, amend, supplement or repeal the By-laws.

          (c) The election of directors need not be by ballot unless the By-laws so provide.


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     SIXTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation
Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article Sixth shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

     SEVENTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any amendment hereto and the rights conferred on the stockholders hereunder are granted subject to this reservation.

     NINTH. The name and mailing address of the incorporator are as follows:

                                    James Stokes Hatch
                                    American Interactive Media, Inc.
                                    611 Broadway, Suite 308
                                    New York, New York  10012

     IN WITNESS WHEREOF, I have made and signed this certificate this 12th day of January, 1998.

                                            /s/ James Stokes Hatch
                                            ----------------------------------
                                            James Stokes Hatch
                                            Sole Incorporator

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